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                                                              Exhibit 99.(d)(9)

                               SECOND AMENDMENT TO
                          INVESTMENT ADVISORY AGREEMENT
                                       FOR
                       THE OAKMARK EQUITY AND INCOME FUND

     HARRIS ASSOCIATES INVESTMENT TRUST, a Massachusetts business trust registered under the Investment Company Act of 1940 (the "1940 Act") as an open-end diversified management investment company (the "Trust"), and HARRIS ASSOCIATES L.P., a Delaware limited partnership registered under the Investment Advisers Act of 1940 as an investment adviser (the "Adviser"), agree that paragraph 6 of the investment advisory agreement between the parties for THE OAKMARK EQUITY AND INCOME FUND (the "Fund") dated October 30, 2000, as heretofore amended, is further amended as of the date of this amendment to read as follows:

          6. COMPENSATION OF ADVISER. For the services to be rendered and the charges and expenses to be assumed and to be paid by the Adviser hereunder, the Trust shall pay out of Fund assets to the Adviser a monthly fee, based on the Fund's net assets as of the last business day of the preceding month, at the annual rate of .75% on the first $5 billion of net assets, .70% on the next $2.5 billion of net assets, .675% on the next $2.5 billion of net assets, .65% on net assets in excess of $10 billion. The fee for a month shall be paid as soon as practicable after the last day of that month. The fee payable hereunder shall be reduced proportionately during any month in which this agreement is not in effect for the entire month.

Dated:  November 1, 2003


                                           HARRIS ASSOCIATES INVESTMENT TRUST


                                           By:
                                              ----------------------------


                                           HARRIS ASSOCIATES L.P.
                                             by Harris Associates, Inc.
                                               its General Partner


                                           By:
                                              ----------------------------